Exhibit 10.17


                          DOMESTIC NON-EXCLUSIVE DEALER
                                    AGREEMENT


                                     between



                             CIRALIGHT GLOBAL, INC.



                                       and



                                 ECO-SMART, INC.

                                                         DATED: December 1, 2009

                                TABLE OF CONTENTS

Article 1 - Appointment of Dealer............................................2

Article 2 - Products.........................................................3

Article 3 - Territory........................................................3

Article 4 - Prices and Payment Terms.........................................3

Article 5 - Security Interest................................................5

Article 6 - Duties of Dealer.................................................6

Article 7 - Duties of Corporation & Distributor..............................8

Article 8 - Minimum Purchases...............................................10

Article 9 - Exclusivity.....................................................10

Article 10 - Warranty.......................................................12

Article 11 - Term and Termination...........................................13

Article 12 - Dealer Fee.....................................................15

Article 13 - Confidentiality................................................15

Article 14 - Trademarks.....................................................16

Article 15 - Indemnification................................................17

Article 16 - Insurance......................................................18

Article 17 - Force Majeure..................................................18

Article 18 - General Provisions.............................................19

Exhibit A - Products & Trademarks

Exhibit B - Company Price List

Exhibit C - Warranty

Exhibit D - Letter of Appointment

Exhibit E - Exclusions

                            [CIRALIGHT GLOBAL, INC.]


                                DEALER AGREEMENT
                            (NON-EXCLUSIVE TERRITORY)

THIS AGREEMENT made as of December 1, 2009

BETWEEN:

          CIRALIGHT GLOBAL, INC., a corporation incorporated under the laws of Nevada with its principal place of business at 2603 Main Street, Suite 1150, Irvine, California 92614

          (the "Corporation")

                                     - and -

          ECO-SMART, INC. , a corporation incorporated under the laws of with its principal place of business at 4411 Bee Ridge Road #344, Sarasota, FL 34233

          (the "Dealer").

WHEREAS:

(A) The Corporation produces and sells Daylighting products bearing the trademarks listed on Exhibit "A" hereto (the "Products");

(B) The Dealer desires to obtain the non-exclusive right to promote, sell, service and install the Products in the Territory (as hereinafter defined);

(C) The Dealer has assured the Corporation that it possesses the necessary technical and commercial competence, including the marketing organization and personnel for the promotion, sales and customer service relating to the Products to ensure efficient performance of its contractual obligations hereunder;

(D) The Corporation is willing to sell the Products to the Dealer either through one of its Distributors (if a Distributor has been given the exclusive rights for the Territory, as hereinafter defined) or otherwise directly for marketing and sale to end users in the Territory under the terms and conditions of this Agreement;

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                        Article 1 -APPOINTMENT OF DEALER

1.1 APPOINTMENT. Subject to the terms and conditions of this Agreement, the Corporation grants to Dealer the non-exclusive right as a Dealer to sell the Products in the Territory. The Dealer hereby accepts such non-exclusive appointment and agrees to use its best efforts to develop and promote and facilitate the sale of the Products in the Territory during the Term, in accordance with the terms and conditions of this Agreement, including the requirement that Products be purchased from the Distributor (if one has been appointed) and sold in accordance with Corporation's suggested retail price, including volume discount policies established by the Corporation. This agreement with Dealer shall include Dealer's own sales agents, and satelite Dealer offices or Franchise offices operating under the Dealer's brand or trade name.

1.2       LICENSE.   Subject  to  the  provisions  of  Article  14  hereof,  the
          Corporation hereby grants to Dealer the non-exclusive right and license to use the trademarks set forth on Exhibit A hereto in the Territory, only for so long as this Agreement is in force, as it may be amended from time to time (the "Trademarks") for the sole purpose of promoting and selling the Products in the Territory, and for no other purpose.

1.3 DISCONTINUATIONS; NEW PRODUCTS. Nothing in this Article or elsewhere in this Agreement shall preclude the Corporation from discontinuing the sale of any Product which the Corporation reasonably concludes is no longer profitable or otherwise feasible for the Corporation to sell, provided the Corporation gives the Dealer at least ninety (90) prior written notice of such discontinuation. If the Corporation shall desire the Dealer to carry and sell additional skylight products and associated accessories, the Corporation shall so advise the Dealer in writing, and the Dealer shall have thirty (30) from the date of such notice to determine whether it wishes to have such new skylight product and associated accessories, added to Exhibit "A" as a Product. If the Dealer so declines, the Corporation may sell the new product itself or through a Distributor or another Dealer or commission agent in the Territory.

1.4 LIMITATIONS. The Dealer shall buy and sell the Products in its own name and for its own account. The Dealer is an independent contractor, and not an employee, agent, joint venturer or partner of the Corporation. The Dealer and employees of the Dealer shall identify themselves as such, and shall make clear the limitations of their authority to any potential or actual customers of the Products. The Dealer may not, in any manner, accept any obligation, incur any liability, promise any performance or pledge any credit on behalf of,

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          or for the account of, the Corporation except those expressly permitted under this Agreement (if any). Each party shall pay any and all expenses and charges relating to their performance of contractual obligations hereunder.

                              Article 2 - PRODUCTS

2.1 PRODUCTS. The Products covered by this Agreement shall include Ciralight active and passive Daylighting products manufactured by or at the direction of the Corporation, as more specifically set forth on Exhibit "A" attached hereto, as it may be amended from time to time.

                             Article 3 - TERRITORY

3.1 TERRITORY. Subject to the provisions of Article 9 herein, Dealer is appointed to be a non-exclusive Dealer for the United States (the "Territory"). Dealer acknowledges that there may be one or more other dealers appointed in the Territory depending on its geographical size and/or population density.

3.2 In the event Corporation has not appointed a Distributor that acts as the Exclusive Distributor for the Territory in which the product is to be installed, then and for any period during the term or any extension of this agreement that there is not a so designated Distributor, until such time as a Distributor is appointed for the Territory in which the product is to be installed, the reference to the Distributor contained herein shall mean the Corporation. Corporation shall notify Dealer in writing of such appointment if and when made and thereafter the Dealer shall look exclusively to the Distributor covering the territory in which the product is to be installed as the source of Products unless otherwise expressly provided in writing by the Corporation. Dealer shall purchase products and work directly with the Distributors in accordance with the provisions of this agreement. Corporation shall have the right to change or terminate appointed Distributors and revert to being the supplier of Products for the Dealer in any Territory and shall notify Dealer accordingly in such event.

                      Article 4 - PRICES AND PAYMENT TERMS

4.1 The selling price to the Dealer for the Products will be the Distributor's list price for Dealers in effect at the time of the Dealer's order. The Dealer shall submit purchase orders for the Products to the Distributor in writing, which purchase orders shall set forth, at a minimum: identification of the Products ordered, quantity and requested delivery dates. Unless stated otherwise, prices, shipments and risk of loss are Ex Works the Distributor's facilities. Title and risk of loss pass to Dealer in accordance with

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          the definition of Ex Works in Incoterms 2000. The current list prices to be charged to Dealer for Products are set forth in Exhibit "B" attached hereto.

4.2 Any increase in prices shall be effected by giving Dealer at least ninety (90) days prior written notice. Any increase in prices shall not affect any orders placed by Dealer prior to the expiration of said period of ninety (90) days provided that if Dealer fails to make timely payment for such existing orders after receiving notice of the price increase, the cost thereof shall adjust to the increased price. Prices shall not increase more than once during each period of Six (6) months commencing initially on 1 January 2010.

4.3 Unless otherwise agreed in writing, all payments due to Distributor hereunder (including interest) for purchases made by Dealer or Dealer's customers shall be made in US Dollars. Payment pertaining to any and all orders placed by Dealer according to this Agreement, unless otherwise agreed in writing will be executed by Dealer through wire transfer to Distributor's bank account, the details of which will be communicated by Distributor to Dealer from time to time, in two installments as follows:

          a) Dealer will pay 50% of the purchase price of any order no later than ten (10) days prior to the shipment of any order.

          b) Distributor will pay 50% of the purchase price of any order no later than twenty-one (21 days after the date of when the Corporation has shipped the product.

4.4 In the event of any delay in payment of any amounts due to the Distributor hereunder, the Distributor shall have the right to suspend deliveries and may, at its option, terminate the order, as well as any and all other orders and contracts with the Dealer. In the event that the Distributor does not receive any payment when due, the Dealer shall pay to the Distributor as a late charge and not as a penalty, interest on the unpaid balance from the due date until payment is actually received by the Distributor, at the varying prime (sometimes called base) announced by the Distributor's banker. The Distributor's right to such interest shall be in addition to and not in lieu of all other rights and remedies arising by reason of such non-payment. Any payment received by the Distributor may be applied by the Distributor first to any outstanding interest due and then to any outstanding balance owed by the Dealer to the Distributor, as the Distributor in its sole discretion shall determine. The Dealer shall make all payments in accordance with the terms of this Agreement notwithstanding any claim for any alleged fault, defect or irregularity in the Products, in the event of any delay in payment, the Distributor may, at its option, terminate the order and hold the Dealer liable for damages.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


4.3 In the event Dealer recruits additional Dealers, Dealer will receive a 2.00% override or at such other rate as may mutually be agreed between Corporation and Dealer on the sales of recruited dealers for a period of four years. Said Dealers must be approved by Corporation.

4.4 In the event that Dealer introduces the Corporation to an end user as a finder for a transaction, as where such end user is located in the Exclusive Territory of another Dealer or Sales Agent for a Distributor who actually perform the Sales responsibilities, i.e. presenting, demonstrating and selling the product to the customer, providing technical support, placing and processing the quote, issuing the purchase order and sales documents, providing customer service and follow through after the installation etc., then the Dealer making the introduction shall in such instances receive a finders fee equal to 20% of the commission resulting from such transactions, or at such other amount as the referring Dealer and the servicing Dealer or Sales Agent involved mutually agree between themselves regarding how to share the resulting fees. In the event of disputes which the parties are unable to resolve among themselves, the Corporation shall be advised and the parties agree that the Corporation shall serve as the final arbiter thereof.

4.5 Commissions paid to the Dealer on billings on which the customer defaults in payment will be charged back to the Dealer when the customer has been in default ninety (90) days or more. If the customer pays the amount at some future date these commissions will be repaid to the Dealer.

                          Article 5 - SECURITY INTEREST

5.1 SECURITY INTEREST. The Distributor shall retain title to the Products and shall have a security interest in the Products sold to the Dealer and all accounts receivable arising from the sale of such Products, including their respective proceeds (for purposes hereof, the "Collateral") until paid in full. The Dealer, upon the Distributor's request, shall give, execute, file and/or record any notice, financing statement, continuation statement, instrument or document which the Distributor shall consider necessary to create, preserve, continue, effect or validate the security interest in the Collateral granted hereunder or to enable the Distributor to exercise or enforce its rights hereunder. The Dealer hereby authorizes the Distributor to file any financing statements, continuation statements or other documents in any jurisdiction at any time it deems necessary to protect and maintain the Distributor's interest in the Collateral, with or without the Dealer's signature, and the Dealer hereby specifically authorizes the Distributor as the Dealer's attorney-in-fact to execute and file such statements on the Dealer's behalf. In the event the Dealer intends to utilize other warehouse facilities, change its business address or in any other way to transfer the Products, or any records relating to such Products, including accounts receivable, to any

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          location other than the address set forth above, the Dealer shall notify the Distributor in writing at least thirty (30) days prior to such change or transfer.

                          Article 6 - DUTIES OF DEALER

6.1 The Dealer, at its own cost and expense, shall use all reasonable commercial efforts to develop and exploit the maximum sales for the entire line of the Products in the Territory. This covenant to use all reasonable commercial efforts shall include without limitation the following obligations:

          (a)  Dealer  shall   actively  sell  the  products   within   Dealer's
               territory.

          (b) Dealer shall ensure that its sales staff are fully trained and knowledgeable about the Products.

          (c) MONTHLY REPORTS. Dealer shall deliver to the Distributor and Corporation no later than the tenth (10th) day after the end of each calendar month a written report in regard to operations of the Dealer for the preceding calendar month.

          (d) ADVERTISING AND PROMOTION. The Dealer agrees to conduct, at its own expense, reasonable advertising and public relations campaigns for Products and to attend trade shows to remain knowledgeable about the Products and competing products, and to maintain website awareness for the Products. The Distributor and Corporation reserve the right to inspect the records of the Dealer to confirm the Dealer is promoting the products. Dealer will have the option to purchase pre-printed promotional materials prepared and printed by the Corporation or to create and print Dealer's own promotional material using approved product images, test, slogans, logos, videos and other promotional items in an approved manner. New advertising and promotional materials created by Dealer shall be submitted to the Corporation for its written approval prior to the use of any such material.

          (e) LICENSES AND PERMITS. The Dealer agrees that it shall obtain any and all licenses and permits which may be required under all applicable law in order to perform the duties and obligations hereunder.

6.2 Unless otherwise agreed in writing, Dealer shall purchase all components related to the installation and operation of the Corporation's products from the Distributor covering the territory in which the product is to be installed. Dealer shall use only official and approved parts supplied by the Distributor for the sales and the installation of the products. This shall include without limitation the domes, mirrors, lenses, lightwells, mid-trays and sun tracking controllers. At the option of the Distributor, Dealer shall be allowed to purchase security bars, light shades and curbs from third party sources provided that these parts comply with and follow all the

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          specifications provided by the Corporation and are submitted to the Corporation for its written approval not to be unreasonably withheld or delayed.

6.3 In the event that Dealer wishes to receive authorization to undertake, or to designate third parties (other than customers/end users of the Products) to undertake the installation of Corporation's Products, Dealer and/or its designee shall first have received instruction from Corporation's authorized installation instructors, and having successfully completed such instruction, shall receive a certificate of authorization as an Authorized Product Installer, and shall thereafter comply with Corporation's official installation manual and instructions shall receive a certificate of authorization as an
          Authorized Product Installer, and shall thereafter comply with Corporation's official installation manual and instructions. Installations performed by unauthorized/uncertified personnel, not installed in accordance with the official installation manual and instructions, or otherwise improperly installed, may result in voiding all or a portion of the Corporation's warranty for such Product.

6.4 Dealer will provide Distributor and Corporation with timely reports of closed and pending sales on a regular basis to assist with forecasting product demand. Dealer will provide copies of signed contracts, pictures of installations and other such reasonable documentation related to sale and installation of products requested by Distributor or Corporation.

6.5 Dealer agrees to observe high standards of ethical conduct and honestly represent the capabilities of Corporation's products. Dealer undertakes to comply with the rules of fair competition and all other applicable laws and regulations.

6.6 Dealer is authorized hire Independent Sales Reps that work directly with Dealer. The Distributor and Corporation require that Dealer provide all pertinent information such as: Name, address, and contact information of appointed Sales Reps. The information provided by Dealer shall be used for record keeping purposes only and held confidential for so long as this agreement remains in effect and Dealer is not otherwise in material breach hereof. Distributor will provide product support to Dealers and Sales Reps provided that Dealer respects Distributor's exclusivity as source of Products in the Territory. Sales Reps will not knowingly sell or offer to provide Products to or from sources or customers that violate Corporation's exclusivity rights granted to Distributors.

6.7 Dealer will provide product training and support to its Sales Reps. All of Dealer's Sales Reps shall process customer purchases through the Distributor. Dealer and its Sales Reps shall not knowingly sell product outside of Dealer's Territory or otherwise violate exclusivity rights granted to Distributors or Dealers, if any.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


6.8 Except as expressly provided by this Agreement, any and all expenses and/or charges connected with the fulfillment of the Dealer's obligations and activity pertaining to this Agreement shall be exclusively borne by the Dealer.

6.9 The Distributor's and Corporation's representatives may, upon prior written notification, visit the Dealer's offices at any reasonable time during normal business hours, in order to assist in the improvement of the sales and marketing of the Products.

6.10 In the event any controllers are to be replaced for any reason under the Corporation Warranty, Dealer shall return the replaced controller in its original configuration, with all its original components intact and unopened. The breaking of the Controller seal shall be prohibited under this agreement. The breaking of a controller seal shall void the warranty of the Controller and be considered a serious violation of this agreement.

6.11 The Dealer shall comply with the pricing and discount policies set by the Distributor in conjunction with the Corporation within the Territory. Dealer may determine the compensation for its own Sales Reps within Dealer's Territory but Corporation shall have the right to terminate its agreement with Dealer and/or Distributor in the event that the suggested retail price, including volume discount policies, set by Corporation are not adhered to.

6.12 The Dealer agrees to provide the Distributor and Corporation with regular information as is necessary to keep the Distributor and Corporation up to date regarding sales of the Products, market trends, and the products and advertising of competitors.

                 Article 7 - DUTIES OF CORPORATION & DISTRIBUTOR

During the term of this agreement, the Corporation and Distributor shall provide Dealer with the following:

7.1 Provide Dealer with branding and marketing material in English, including artwork, logos, photos, written copy, product specifications and other materials that can be used by Dealer to create materials necessary to promote the products.

7.2 To assist Dealer with sales and installation training. Corporation will provide Dealer with the most current installation materials and updated product information on a timely basis and will provide a reasonable amount of installation training at a reasonable cost for Dealer's personnel or third party designees in order for them to achieve certification as Authorized Product Installers.

7.3 Provide Dealer with a listing as a Dealer for the Territory on the Corporation's website.

7.4       Provide   Dealer  with   ongoing   communications   regarding   market
          intelligence  and  other  relevant   information   pertaining  to  the
          Corporation's Products.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


7.5 Provide a warranty for the products in accordance with Article 10 herein. Corporation shall provide Dealer with 90 days advance notice of any changes in the warranty terms and conditions offered by the Corporation. In the event Corporation changes the warranty, Dealer shall have 45 days from said notice to determine whether to continue this agreement or at its option may elect to discontinue this agreement upon 30 days to Corporation. In the event the warranty provisions are changed, the changes shall only apply to future purchases made after the effective date of the change, and shall not be retroactive to prior purchases.

7.6 Corporation and Distributor shall at all times have the right to contact purchasers of the products within the territory to correct issues, to assess the Customer's satisfaction with the product and the service they are receiving, and repair products as may be needed. Dealer shall maintain and provide contact information for purchasers as requested by Corporation and in accordance with policies set by Corporation.

7.7 Distributor shall maintain sufficient Inventory of product and parts and/or capacity to timely fulfill Dealer's orders which it has received and confirmed and for which, if applicable, Dealer has paid any requisite deposit. Subject to the terms and conditions of this agreement, Distributor undertakes to accept, confirm and fulfill all product related orders placed by Dealer during any period during the term of this Agreement commencing on the Effective Date of this agreement.

7.8 Lead time for the shipment of Dealer Purchase Orders shall be 15 days. Upon receipt of a purchase order from Dealer, Distributor shall submit to Dealer a written Sales Order as acknowledgement of each purchase order within two (2) business days of the receipt. Dealer shall sign and return each sales order to confirm Dealer's acceptance of the terms of the sale and delivery schedule once agreed upon.

7.9 Unless stated otherwise, prices, shipments and risk of loss for any product purchased by Dealer from Distributor are Ex Works the Distributor's facilities. Subject to the conditions of Article 5, risk of loss passes to Dealer in accordance with the definition of Ex Works in Incoterms 2000.

7.10 Dealers and Sales Reps must comply with policies set by the Distributor in conjunction with the Corporation and must purchase product through the Distributor for installations within the Territory.

7.11 Corporation reserves the right to terminate an Independent Sales Rep or demand that Dealer terminate any Sales Rep whether recruited by a Distributor, Dealer or Corporation for violating the Corporation's professional standards or violating the terms of their agreement or that fails to meet agreed upon sales targets, if applicable.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


7.12 Corporation agrees not to circumvent Dealer or to sell directly or indirectly to an existing or prospective customer of Dealer during the term of this Agreement and for a period of one year after the expiration of this Agreement provided that such restriction shall not apply if this agreement is terminated for good cause such as, by way of example, but not limitation, if Dealer shall undertake to sell competing products to end-users or to violate the pricing or discount policies of Corporation and Distributor.

                          Article 8 - MINIMUM PURCHASES

8.1 The minimum purchases to be made by Dealer during each twelve (12) month period of the Term of this Agreement, commencing with the second
          (2nd) twelve (12) month period of the Term, are as follows:

          (a) Accepted orders for one thousand (1,000) units during the second calendar year of the Term.

          (b) Accepted orders for one thousand two hundred fifty (1,250) units during the third calendar year of the Term.

          (c) Thereafter, the minimum number of accepted orders shall increase by five (5) percent per each calendar year.

8.2 Either party shall be entitled to terminate this Agreement as provided in Article 11 in the event that the quantity of Products ordered from Dealer in Territory has not reached the target as set forth above, during each period.

8.3 Corporation's Products shall not constitute less than five percent (7%) of the total annual sales of the Dealer during each year of the Term beginning in the second year.

                             Article 9 - EXCLUSIVITY

9.1 During the Term, the Dealer shall not, directly or indirectly (by equity or management participation, beneficial ownership, rendering of advice or consultation, contractual arrangement or otherwise), solicit orders for, sell, distribute or otherwise deal in, any products competitive with the Products.

9.2

9.3 EXCEPTIONS TO LIMITATIONS ON DIRECT DEALING. Notwithstanding anything to the contrary in this agreement, Corporation may designate house customers which shall be excluded from this agreement. House Customer shall mean a subsidiary, franchisee or company owned facility of a multinational company that operates in at least eight countries or a

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          national company with at least two hundred locations within the United States. A House Customer may also be a Federal Government account, including any branch of the military even though a military base or a Federal Government facility may be located within a given Dealer's Exclusive Territory. Where the Corporation enters into an agreement to provide Products to a multi-national company or national company, referred to as House Customers, Corporation or the Distributor, Dealer or Sales Rep that secured the House Customer shall be allowed to sell to the company within any Territory. In addition, Corporation may at its option enter into an agreement with a Multi-national company or National Company with at least a half billion in annual revenues to Private Label the products covered by this agreement for sale in any Territory as an exclusion to this agreement provided the products are promoted and sold under a different name and trademark. Corporation shall maintain a list of House Customers and Private Label Companies and notify Dealer as changes occur. In addition to House Customers and Private Label companies, a list of pre-existing exclusions, if any, to this Agreement are listed in Exhibit E.

9.4 SHARED TRANSACTIONS. Dealer agrees to only market and sell products within Dealer's Territory. In the event Dealer services national accounts or accounts that subsume or have establishments in multiple territories (other than House Customers) including the Exclusive Territories of other Dealers, then Dealer shall not actively solicit business within any Exclusive Territory of another Dealer butin the event Dealer sells product that is to be installed in the Exclusive Territory of another Dealer, unless otherwise mutually agreed by the parties involved, the fees or profit from any such transaction shall be split using the following formula:

          (a) 65.0% of the total profit or commissions shall be earned by the Dealer responsible for procuring the transaction.

          (b) 35.0% of the total Profit or commissions shall be earned by the Exclusive Dealer for the territory in which the product is to be installed.

          (c) The Dealer that initiates the transaction shall have the first right to complete the installation for their customer (provided they are or designate Authorized Product Installer to do so). In the event initiating Dealer elects not to complete the installation, the Exclusive Dealer shall have the right to complete or contract for the installation as provided under their Dealer Agreement. 100% of the installation fees shall be retained by the entity that is responsible for the actual installatio of the Product unless agreed otherwise between the parties involved.

          (d) In the event two or more Dealers find that they are bidding on the same project and one of the Dealers is the Exclusive Dealer for the Territory in which the project is located, the priority shall go to the Exclusive Dealer in whose territory the project is located and the non-exclusive Dealer shall withdraw its bid.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


9.5 PROCURING CAUSE. In the event there is a conflict between Dealer and another Dealer, distributor or a sales rep regarding who is the procuring cause for a transaction then the Corporation shall review the facts and make a determination based on the documentation provided by the parties involved. In resolving the conflict the corporation shall consider the amount of communication as well as the content of the communication with the purchaser, agreements if any signed by the purchaser designating an individual or company as their representative, and the facts leading up to the purchaser's decision to place an order for the products. Great consideration will be given to the preference of the purchaser if the purchaser makes a decision on who they want to represent them. Merely contacting an individual or company with product information does not make a Dealer, Distributor or Sales Rep the procuring cause for a transaction. The decision of the Corporation shall be final. Corporation may determine that more than one party contributed to the procuring cause for a transaction and split any fees or profits between the parties. All parties agree to submit supporting documentation within five days to corporation upon request by Corporation.

                              Article 10- WARRANTY

10.1 THE CORPORATION WARRANTS TO THE DEALER EACH PRODUCT SOLD BY IT TO BE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP, WHEN PROPERLY MAINTAINED UNDER NORMAL USE, FOR A PERIOD OF TWELVE (12) MONTHS FROM THE DATE OF PURCHASE BY THE DEALER OF THE PRODUCT (THE AWARRANTY PERIOD"). A COPY OF THE WARRANTY IS ATTACHED HERETO AS EXHIBIT "C"

10.2 PRODUCTS WHICH DO NOT CONFORM TO THEIR DESCRIPTION OR WHICH ARE DEFECTIVE IN MATERIAL OR WORKMANSHIP WILL, BY THE CORPORATION'S DECISION, BE REPLACED OR REPAIRED, OR, AT THE CORPORATION'S OPTION, CREDIT FOR THE ORIGINAL PURCHASE PRICE MAY BE ALLOWED PROVIDED THAT DEALER NOTIFIES THE CORPORATION IN WRITING OF SUCH DEFECT WITHIN THIRTY (30) DAYS OF DISCOVERY AND DEALER RETURNS SUCH PRODUCTS IN ACCORDANCE WITH THE CORPORATION'S INSTRUCTIONS. NO PRODUCTS MAY BE RETURNED BY THE DEALER WITHOUT THE CORPORATION'S PRIOR WRITTEN AUTHORIZATION.

10.3 THIS WARRANTY DOES NOT APPLY TO ANY PRODUCT WHICH HAS BEEN SUBJECTED TO MISUSE, ABUSE, NEGLIGENCE OR ACCIDENT BY THE DEALER OR THIRD PARTIES. THE WARRANTY FOR THE CONTROLLER SHALL BECOME VOIDED IF THE SEAL OF THE GPS CONTROLLER UNIT IS BROKEN FOR ANY REASON.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


10.4 THE CORPORATION MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THAT OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. FAILURE TO MAKE ANY CLAIM IN WRITING, OR WITHIN THE THIRTY (30) DAY PERIOD SET FORTH ABOVE, SHALL CONSTITUTE AN IRREVOCABLE ACCEPTANCE OF THE PRODUCTS AND AN ADMISSION BY THE DEALER THAT THE PRODUCTS FULLY COMPLY WITH ALL TERMS, CONDITIONS AND SPECIFICATIONS OF DEALER'S PURCHASE ORDER. THE CORPORATION SHALL NOT BE LIABLE FOR DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, DAMAGE OR LOSS RESULTING FROM INABILITY TO USE THE PRODUCTS, INCREASED OPERATING COSTS OR LOSS OF SALES, OR ANY OTHER DAMAGES. TO MAKE A CLAIM UNDER THIS WARRANTY, DEALER MUST NOTIFY THE CORPORATION IN WRITING WITHIN THE WARRANTY PERIOD.

10.5 THE FOREGOING CONSTITUTES THE DEALER'S SOLE AND EXCLUSIVE REMEDY AND THE CORPORATION'S SOLE OBLIGATION WITH RESPECT TO PRODUCTS FURNISHED HEREUNDER.

                        Article 11 - TERM AND TERMINATION

11.1      The  duration of this  Agreement  shall be for a period of twenty four
          (24) months (the "Initial Term") and shall be renewable for up to three (3) additional one year terms provided that Dealer shall have achieved the minimum sales volume requirements as set forth herein, or as otherwise modified and agreed upon between the parties during each annual review of sales activities and provided that dealer is not otherwise in breach hereof and unless either party hereto gives to the other party written notice to terminate this Agreement no later than ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and the Renewal Term are hereinafter collectively referred to as the "Term".

11.2 Anything in section 11.1 above to the contrary notwithstanding, this Agreement may also be terminated at any time by the Corporation immediately upon written notice to the Dealer in the event that after the date hereof:

          (a) Dealer breaches its covenants of exclusivity set forth in Article 9 hereof;

          (b) The Dealer fails to comply with the applicable federal, State and local laws and regulations, pursuant to section 6.8 above;

          (c) The Dealer fails to achieve the minimum purchase requirements set forth in Article 8 hereof;

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          (d) The Dealer fails to comply with the price and payment term provisions set forth in Article 4 hereof;

          (e) The Dealer sells product outside of Dealer's Territory more than two times; or,

          (f) The Dealer fails to meet the reasonable advertising requirements, set forth in 6.1(d) above.

11.3 Anything in section 11.1 or 11.2 above to the contrary notwithstanding, this Agreement may also be terminated at any time by either party immediately upon written notice to the other party in the event that after the date hereof:

          (a) Either party shall suspend or discontinue its business, or shall make an assignment for the benefit of, or composition with, creditors, or shall become insolvent or be unable or generally fail to pay its debts when due, or either becomes in any jurisdiction a party or subject to (voluntarily or involuntarily) any liquidation or dissolution action or proceeding with respect to itself, or to any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors is commenced with respect to it, or a receiver, liquidator, custodian or trustee shall be appointed for it, or a substantial part of its assets (and with respect to any involuntary action or proceeding, an order entered in the proceeding is not dismissed within thirty (30) days) or it shall take any action to effect or which indicates its acquiescence in any of the foregoing;

          (b) A change in control of either party takes place. For the purposes of this agreement, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise);

          (c) Either party attempts to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; or

          (d) Either party materially breaches any provision of this Agreement and fails to cure such default within thirty (30) days of receipt of written notice thereof, with the exception of the reasons for default set forth in 11.2 above, the occurrence of which give the Corporation the right of immediate termination.

11.4 PROCEDURE UPON TERMINATION. Upon termination of this Agreement, the Corporation is entitled to restrict or cease deliveries of the Products to the Dealer, including deliveries on orders already received at the time of the notice of termination. Also upon termination of this Agreement, the Dealer shall cease to have any rights, liabilities or obligations hereunder, with the exception of the Dealer's obligations under Article 10, Article 13, and Article 14, which obligations shall survive termination. Notwithstanding the

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          foregoing, except in the event of termination by the Corporation pursuant to Section 11.3(a) above, the Corporation is required to make the Products available to the Dealer in such quantities so as to enable the Dealer to maintain the Dealer's own delivery commitments existing before the effective date of termination, subject to proof being given by the Dealer to the Corporation that it was under unconditional contractual obligations at the time it received notice of termination to make deliveries which it can not fulfill from its inventory. After any notice of termination is given, the Corporation may modify the terms of payment for any subsequent shipment.

11.5 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement, all of the Dealer's rights with respect to the Trade-marks shall immediately cease, provided, however, that the Dealer may utilize the Trademarks to sell any Products remaining in inventory or otherwise delivered after the said expiration or termination for a period of six (6) months from the date of termination.

                             Article 12 - DEALER FEE

12.40 Inconsideration for being appointed as a Dealer for the Territory, Dealer shall pay to Corporation a Dealer Fee in the amount of $3,000 payable $1,500 upon execution of the agreement and $250 paid each month commencing in the sixth month until paid in full.

                          Article 13 - CONFIDENTIALITY

13.1 CONFIDENTIAL INFORMATION. During the Term hereof and thereafter, the Dealer agrees to keep secret all Confidential Information and will take all steps and institute any internal secrecy procedures which may be necessary to maintain the secrecy of the Confidential Information and further agrees that it shall not use the Confidential Information except in connection with the performance of its obligations under this Agreement. Upon termination of this Agreement, Dealer shall immediately cease to use the Confidential Information and shall return to the Corporation all documents and copies in its possession or control which in any way embody or evidence the Confidential Information. As used herein, the term "Confidential Information" shall mean all information disclosed to the Dealer or otherwise acquired by the Dealer in connection with its performance of its obligations under this Agreement, concerning or relating in any way to the markets, customers, Products, procedures, plans, operating experience, marketing strategies, organization, employees, financial conditions or plans or business of the Corporation, its subsidiaries or Affiliates, except for such knowledge or information which: (i) is or later becomes publicly known under circumstances involving no breach of this Agreement by the Dealer; (ii) was already known to the Dealer at the time it received the information or knowledge; (iii) is made available

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          to the Dealer by a third party without secrecy obligation and without breach of its obligations to the Corporation; or (iv) the Dealer is required by law to divulge.

                             Article 14 - TRADEMARKS

14.1 During the Term of this Agreement, the Dealer shall have the limited, non-exclusive, royalty-free right to use the Trademarks in connection with the promotion and sale of Products in the Territory, provided however that the Dealer obtain the Corporation's prior written consent to use the Trademarks in catalogues, promotional materials, and advertising materials.

14.2      Use of the Trademarks shall conform to the following requirements:

          (a) The Dealer shall not use the Trademarks in any manner other than as set forth in Section 14.1 above without the prior written approval of the Corporation.

          (b) The Dealer shall not put or retain the Trademarks in the Dealer's own name or any business name;

          (c) The Dealer shall not use the Trademarks in any manner which suggests an affiliation with the Corporation other than that of Dealer of the Products;

          (d) The Dealer shall not add to, or use with, the Trademarks, any other trade name, trademark, symbol or device without the prior written approval of the Corporation.

          (e) The Dealer shall employ any symbol or notice with the Trademarks which the Corporation advises is necessary, from time to time, to identify and protect the interest of the Corporation in the Trademarks.

          (f) The Dealer shall apply no other trade name or trade name, nor any labels, signs or markings of any kind to the Products without the prior written consent of the Corporation.

14.3 The Dealer hereby acknowledges that the Corporation (or Licensors of the Corporation) are the sole owners of the Trademarks and the goodwill pertaining thereto and that nothing contained herein shall constitute an assignment of the Trademarks or grant to Dealer any right, title or interest therein, except the right to use it as set forth in this Article 14. The Dealer agrees that it will not contest the Corporation's (or the Corporation's Licensors') ownership of the Trademarks, either during or after the Term.

14.4      The Dealer shall notify the Corporation in writing of any infringement
          of  the  Trademarks  in  the  Territory,   of  any   applications   or

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          registrations for the Trademarks or marks similar to the Trademarks within the Territory, of any suit or proceeding or action of unfair competition involving the Trademarks in the Territory, promptly after it has notice thereof.

14.5 The Dealer agrees that, upon the termination of this Agreement, it shall have no interest in or right to use the Trademarks in any manner or for any purpose whatsoever, except for the limited right to sell its then remaining inventory of Products bearing the Trademarks.

14.6      If the Dealer acquires any rights to the Trademarks for any reason, it
          undertakes  to  promptly   return  such  rights  to  the   Corporation
          immediately and without expense to the Corporation.

14.7 The Corporation represents and warrants to the Dealer that (i) it is the registered owner of the Trademarks and/or is the sole authorized licensee of such Trademarks in the Territory, pursuant to valid license agreements and (ii) it has the right, power and authority to enter into this Agreement and to grant to the Dealer the rights granted hereby.

                          Article 15 - INDEMNIFICATION

15.1 Dealer shall indemnify, defend, and hold harmless the Corporation, its employees, officers, directors, agents, and representatives (each of the foregoing hereinafter referred to as "Indemnified Party") of, from, and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, and expenses including reasonable attorneys' fees, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to Dealer's obligations under this Agreement, except to the extent attributable to the negligence or willful misconduct of the Corporation, its employees, officers, directors, agents, and representatives.

15.2 The Corporation shall indemnify, defend, and hold harmless Dealer, its employees, officers, directors, agents, and representatives (each of the foregoing hereinafter referred to as "Indemnified Party") of, from, and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, and expenses including reasonable attorneys' fees, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the Corporation's obligations under this Agreement, except to the extent attributable to the negligence or willful misconduct of Dealer, its employees, officers, directors, agents, and representatives.

15.3 Notwithstanding anything contained herein, the Corporation or Dealer, as the case may be (hereinafter referred to as "Indemnifying Party") shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or default which is asserted has

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          been given to Indemnifying Party within the applicable statute of limitations and, in addition, if such matter arises out of a suit, action, investigation, claim or proceeding, such notice is given reasonably promptly after the Indemnified Party shall have been given notice of the commencement of a suit, action, investigation, claim or proceeding.

15.4 Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense. Indemnifying Party shall have the right to settle or compromise any such suit, action, investigation, claim or proceeding, without the consent of the Indemnified Party; provided that such settlement or compromise does not require Indemnified Party to pay any money and requires the claimant to unconditionally release Indemnified Party from all liability with respect to such claim or litigation.
          Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but Indemnifying Party shall be entitled to control the defense unless Indemnified Party has relieved Indemnifying Party from liability with respect to the particular matter. In the event Indemnifying Party undertakes the defense of such matters, Indemnified Party shall not be entitled to recover from Indemnifying Party any legal or other expenses incurred by Indemnified Party in connection with the defense thereof.

                             Article 16 - INSURANCE

16.1 Corporation and Dealer shall each obtain and keep in force, at its sole expense, product liability insurance providing adequate insurance against any claims and suits involving product liability arising out of, or with respect to, the transactions contemplated by this Agreement, in an amount not less than One million dollars
          ($1,000,000.00) combined single limit on bodily injuries and/or property damage. Within thirty (30) days after the date of this Agreement, each party shall submit to the other a certificate of insurance naming each other as an additional insured and providing that any cancellation or material change or alteration which reduces coverage or any benefits accruing to the other party shall become effective only upon thirty (30) days prior notice to the other party. The requirements of this Article are acknowledged by each party to be a material term of this Agreement.

                           Article 17 - FORCE MAJEURE

17.1 Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under this Agreement when such delay or failure is a direct result of any present or future statute, law, ordinance, regulation, order, failure to deliver on the part of its suppliers, judgment or decree, act of God,

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          earthquake, epidemic, explosion, lockout, boycott, strike, labor unrest, riot, war, or similar catastrophic occurrence.

17.2 In the event of any such delay or failure, the affected party shall send written notice by fax of the delay or failure and the reason thereof to the other party within fourteen (14) calendar days from the time the affected party knew or should have known of the Force Majeure in question.

17.3 The provisions of this Article shall not be applicable to any obligation involving the payment of money.

                         Article 18 - GENERAL PROVISIONS

18.1 GOVERNING LAW. This Agreement and all sales and commission transactions pursuant hereto shall be governed by the laws of the State of California, United States of America, but without reference to the choice of law provisions thereof.

18.2 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication required to be given pursuant to this Agreement (each, a "Notice") shall be in writing to the Party's respective addresses as set forth in the Preamble of this Agreement, or to any other address, if to Corporation to the Attention of Mr. Ray Torres and if to Dealer to the Attention of Mr. Roei Shimon, as either Party may designate by giving a written notice to the other, and be deemed effectively delivered:

          (a)  If delivered personally, upon the date of delivery;

          (b) If registered mailed, within 7 working days from the dispatch thereof;

          (c) If delivered by Federal Express or other similar services 3 working days from the dispatch thereof;

          (d) If delivered by facsimile, within 24 working hours from the dispatch thereof.

          (e) All Notices are to be given or made to the parties at the addresses appearing on the first page hereof, or to such other address as any party may designate by a Notice given in accordance with the provisions of this Section 18.2.

18.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with Exhibits hereto, contains the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          Agreement. This Agreement may not be modified except in writing, signed by both of the parties hereto.

18.4 TIME OF ESSENCE. Time is of the essence for the performance of each and every covenant and the satisfaction of each and every condition of this Agreement.

18.5 COVENANT NOT TO COMPETE. As a material inducement to the Corporation to enter into this Agreement, Dealer agrees that Dealer shall not engage in any business activity with any of the Corporation's suppliers (the identity thereof constituting proprietary information and trade secrets of the Corporation) during the term of this agreement and for a period of three years after the termination of this agreement unless otherwise agreed in writing by Corporation.

18.6 WAIVER. The failure by the Corporation to require the performance of any term of this Agreement or the waiver by the Corporation of any breach under this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Dealer hereto.

18.7 ASSIGNMENT. Neither party shall assign its rights nor delegate the performance of its duties or other obligations under this Agreement, including any claims arising out of or connected with this Agreement, without the prior written consent of the other party.

18.8 ARBITRATION. Except with respect to equitable remedies provided herein, including, without limitation, injunction relief, all claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part thereof, shall be referred to and finally resolved by arbitration to be administered by the International Centre for Dispute Resolution, a division of the American Arbitration Association ("AAA"), in accordance with its Commerical Arbitration Rules then obtaining (the "AAA Rules"). The arbitration shall be conducted before one arbitrator to be selected by agreement of the parties or, if no agreement can be reached, in accordance with the AAA Rules. The arbitration shall be conducted using the English language for all purposes. Either party hereto may initiate the arbitration by serving a written demand for arbitration on the other party, which demand shall contain a description of the nature of the dispute. All hearings of the arbitration shall take place in Los Angeles, California, United States of America.

          The initial fees and costs of the arbitration shall be borne equally and paid timely by each party hereto. Failure by a party to pay said fees and costs to the AAA timely shall constitute a material default under this Agreement. The award shall be final and binding upon the parties, and the parties agree to be bound by the terms of the award and to act accordingly. The judgment upon any award may be entered in and enforceable by any court having jurisdiction over the party against whom the award has been rendered or wherever the assets of the party are located. Any award for costs shall include attorney fees.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


          The parties hereto, and each of them, hereby submit themselves to the jurisdiction of the state courts of the State of California and the United States Federal District Court in California in any proceeding for the enforcement of the award rendered by the arbitrator, and agree that judgment upon such award may be entered in any court, in or out of the State of California, having jurisdiction thereof. The arbitrator shall rule in accordance with the laws of California, without giving affect to the rules of conflict of laws thereof. The parties to the proceeding shall have reasonable rights of discovery in accordance with the Civil Rules of Federal Procedure used in the United States District Court.

          Nothing contained herein shall prevent either party from applying to any court of law in order to obtain injunctions or any equivalent remedy, against any other party, in order to restrain the breach of any restrictive covenants pursuant to this Agreement.

18.9 LETTER OF APPOINTMENT. A Letter of Appointment, in the form attached hereto as Exhibit "D" shall be furnished by Corporation to Dealer concurrently with the signature of this Agreement. Dealer shall be entitled, at its sole discretion, to show such letter to any person in order to evidence Dealer's appointment hereunder. Upon the termination of this Agreement, the Letter of Appointment shall automatically terminate forthwith and shall not be utilized any further by Dealer.

18.10 The terms and conditions herein contained, constitute the entire and only contract between the Parties hereto with respect to the subject matter hereof and shall supersede all previous communications, representations and/or agreements, either written or oral, between the Parties in respect of such subject matter. No modification of terms and conditions of this Agreement shall be binding unless agreed upon in writing and signed by both Parties.

18.11     Each Party hereby warrants, confirms and undertakes that:

          (a)  It has the  corporate  power  and  authority  to enter  into this
               Agreement  and  to  consummate  the   transactions   contemplated
               therein;

          (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement constitutes a valid, legal and binding agreement of such party, enforceable against it in accordance with its terms;

          (c) Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) violate, or result in a default under any note, agreement, contract, understanding, arrangement, restriction or other instrument or obligation to which it is a party or by which it may be bound; or (ii) violate any order, award, injunction, judgment or decree to which it is subject.

Ciralight Global, Inc.
Non-Exclusive Dealer Agreement


18.12 SEVERABILITY. In case any one or more provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                 CIRALIGHT GLOBAL, INC.


                                 Per: /s/ Randall Letcavage
                                      -----------------------------------------
                                 Name:  Randall Letcavage
                                 Title: CEO


                                 ECO-SMART, INC.


                                 Per: /s/ Matt Ross
                                      -----------------------------------------
                                 Name:  Matt Ross
                                 Title: President

                                   EXHIBIT "A"

                             PRODUCTS AND TRADEMARKS

PRODUCTS:

SuntrackerOne & related components

SuntrackerTwo & related components

TRADEMARKS AND SLOGANS

Ciralight

Ciralight Global

Leading the Daylighting Revolution

Daylight on, lights off

Intelligent Skylights

Smart Skylights

SuntrackerOne

SuntrackerTwo

                                   EXHIBIT "B"
                                   PRICE LIST

                             CIRALIGHT GLOBAL, INC.
                                DEALER PRICE LIST

                                                                                Dealer          Retail
Part #                     Description                                          Price           Price
------                     -----------                                          -----           -----
BASE SUNTRACKER UNITS
2200    SUNTRACKERTWO Base Unit 4'x4' (Single Mirror) - includes the Dome
        Assembly, Mid Tray Assembly, Single Mirror Assembly and the GPS
        Suntracking Controller                                                 $750.00        $  950.00  *

2100    SUNTRACKERONE Base Unit 4'x4' (Triple Mirror) - includes the Dome
        Assembly, Mid Tray Assembly, Triple Mirror Assembly and the GPS
        Suntracking Controller                                                 $840.00        $1,050.00

ADDITIONAL REQUIRED COMPONENTS WITH OPTIONS OFFERED

4500 BOTTOM LENS - CUSTOMER TO CHOSE STYLE OF CEILING LENS
  4510-ST   Lens, Pyramid - Prismatic Acrylic 4'x4'                            $ 63.00        $   75.00  *
  4520      Lens, Pyramid - Prismatic Polycarbonate 4'x4'                      $ 88.00        $  105.00
  4530      Lens, Drop Diffuser Low Ceiling Design  4'x4'                      $121.00        $  145.00
  4540      Lens, Flat Acrylic 4'x4'                                           $ 29.00        $   35.00
  4550      Lens, Flat Polycarbonate 4'x4'                                     $ 46.00        $   55.00

4700 LIGHTWELLS - CLIENT TO CHOSE DESIRED LIGHTWELL
  4710-ST   24' Regal, White Lightwell 4'x4'                                   $113.00        $  135.00  *
  4715      36' Regal, White Lightwell 4'x4'                                   $129.00        $  154.00
  4720      48" Regal White Lightwell 4'x4'                                    $141.00        $  169.00
  4725      60" Regal White Lightwell 4'x4'                                    $153.00        $  183.00
  4730      72" Regal White Lightwell 4'x4'                                    $182.00        $  218.00
  4740      24" Polished Aluminum Lightwell 4'x4'                              $143.00        $  171.00
  4745      36" Polished Aluminum Lightwell 4'x4'                              $181.00        $  217.00
  4750      48" Polished Aluminum Lightwell 4'x4'                              $235.00        $  281.00
  4755      60" Polished Aluminum Lightwell 4'x4'                              $289.00        $  346.00
  4760      72" Polished Aluminum Lightwell 4'x4'                              $346.00        $  414.00

REPLACEMENT PARTS AND ACCESSORIES:

4100-A      DOME ASSEMBLY - COMPLETE                                           $309.00        $  370.00

4200-A      MID TRAY ASSEMBLY - COMPLETE                                       $119.00        $  142.00

4300        SINGLE MIRROR ASSEMBLY - ALL PARTS                                 $ 88.00        $  105.00
  4310      Single Mirror (Standard)                                           $ 66.00        $   79.00
  4320      Single Mirror Bracket                                              $ 13.00        $   15.00
  4325      Single Mirror Post 3"                                              $  6.00        $    7.00
  4330-A    Single Mirror Bolt Package                                         $  4.00        $    5.00

4350 TRIPLE MIRROR ASSEMBLY - ALL PARTS                                        $255.00
  4360      Triple Mirror                                                      $185.00        $  221.00
  4370      Triple Mirror Bracket                                              $ 16.00        $   19.00
  4375      Triple Mirror Post                                                 $  8.00        $   10.00
  4390-A    Triple Mirror Bolt Package                                         $  4.00        $    5.00

4400-A GPS CONTROLLER ASSEMBLY - COMPLETE                                      $341.00        $  426.00

4800 CURBS
  4810      Standard R6.5 Curbs 4'x4'                                          $300.00        $  375.00

4900 MISCELLANEOUS
  4910      Burglar Bars 4'x4'                                                 $228.00        $  285.00
  4920      Louvres/Shade System                                               $425.00        $  455.00

As of 4/9/2010                                      Prices are subject to change

                                   EXHIBIT "C"
                                PRODUCT WARRANTY

                         [CIRALIGHT GLOBAL, INC. LOGO]


                   CIRALIGHT SMART SKYLIGHT DAYLIGHTING SYSTEM

                         MANUFACTURER'S LIMITED WARRANTY

Ciralight Global, Inc. ("CGI"), is pleased to offer a limited warranty on the SunTrackerOne and SunTrackerTwo Ciralight Smart Skylights as more specifically outlined below ("PRODUCTS"). Ciralight Global, Inc. warrants its products and parts against defects in, materials, workmanship including failure to operate within its indicated specifications i.e. failure of its mirrors to face the sun at +/- 10 degrees at any time during daylight. In addition, CGI warrants the skylight against leaking as part of the Dome warranty provided that the lightwells and curbs, if not acquired from CGI, meet with CGI's approval, and further provided that the products are installed in accordance with CGI's written specifications. The parts under warranty and details thereof are as follows:

     Part Description           Types of Warranty            Duration
     ----------------           -----------------            --------

     Acrylic Dome & Frame       Manufacturer's Defect        10 years
     Mirror Assembly            Manufacturer's Defect        10 years
     GPS Controller             Manufacturer's Defect        10 years
     Flat Lens                  Manufacturer's Defect        10 years
     Bottom Lens                Manufacturer's Defect        10 years

Ciralight Global, Inc. will repair or replace (at its option) any product and/or any of its parts, or, at CGI' selection, give credit for the original purchase price. Any such repair or replacement shall be made by CGI, within 60 (sixty) days of the receipt from the Distributor or the end user of notification and description of the defect and prompt verification thereof by CGI or for valid claims made under Warranty, CGI shall bear all normal transportation and/or shipment costs from and to the Distributor or the customer, as the case may be, including but not limited to costs of installation of the replaced product, or its parts, at the facilities of the Distributor or the end user whichever applies.

Each of the warranty periods set forth above commences on the date the Product has been shipped by CGI.

In the event the seal to the GPS Controller Unit case is broken, the warranty on the GPS Controller Unit is void.

This warranty does not apply to repairs, roof leakage, or replacements necessitated by any cause beyond the control of CGI, including, but not limited to, any malfunction, defect or failure caused by or resulting from unauthorized service or parts, improper maintenance, operation contrary to furnished instructions, shipping or transit accidents, modification or repair by the user, abuse, misuse, neglect, accident, fire, flood, or other Acts of God or beyond the control of CGI.

In no event shall CGI be liable for any consequential damages arising from ownership, installation or use of this product, or any delay in the performance of its obligations under this warranty due to circumstances beyond its control.

All requests for services should be directed to Customer  Service through e-mail
customerservice@ciralightglobal.com,   fax  to  (949)  742-2747  or  by  calling
949-260-8073.

                                   EXHIBIT "D"
                              LETTER OF APPOINTMENT


                             Ciralight Global, Inc.

                              Letter of Appointment

December 1, 2009

Matt Ross
Eco-Smart, Inc.
4411 Bee Ridge Rd. #344
Sarasota, FL 34233

Dear Matt:

It is our pleasure to welcome you to Ciralight Global, Inc. as an authorized Dealer. We are confident in your ability to market, sell and represent our product line within your territory successfully.

This Letter of Appointment authorizes you to be the Non-Exclusive Dealer for Ciralight Global, Inc. for the territory of the United States, under the terms and conditions of our dealership agreement dated December 1, 2009.

We look forward to working with you and look forward to your success.

Sincerely,


/s/ Randall Letcavage
---------------------------------
Randall Letcavage
President/CEO
Ciralight Global, Inc.





2603 Main Street, Suite 1150 * Irvine, CA 92614 *949-260-8073 * Fax 949-743-2747
                             www.ciralightglobal,com

                                   EXHIBIT "E"

                                   EXCLUSIONS

Ikea

Firestone Building Products

Staples

Globalight Energy Solutions, LLC

Fresh & Easy